Exhibit 99.1

FOR IMMEDIATE RELEASE

Wednesday, October 19, 2016

Codorus Valley Bancorp, Inc.

Reports Third Quarter 2016 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, a Codorus Valley Company (PeoplesBank), today announced net income available to common shareholders (earnings) of $3.4 million or $0.41 per share basic and $0.40 per share diluted, for the quarter ended September 30, 2016, as compared to earnings of $3.0 million or $0.46 per share basic and $0.45 per share diluted, for the third quarter of 2015. For the first nine months of 2016, earnings were $9.2 million or $1.10 per share basic and $1.09 per share diluted, compared to $8.3 million or $1.28 per share basic and $1.27 per share diluted. Earnings per share as reported were adjusted for a 5 percent stock dividend declared by the Board of Directors of the Corporation on October 11, 2016, and payable on December 13, 2016 to shareholders of record at the close of business on October 25, 2016. The decrease in earnings per share was primarily a result of the 1,746,850 common shares issued in the $34.5 million public offering completed in December 2015.

In addition to the stock dividend, on October 11, 2016, the Board of Directors also declared a regular quarterly cash dividend of $0.13 per share, payable on November 8, 2016 to shareholders of record at the close of business on October 25, 2016. The quarterly cash dividend is the same amount paid as in the previous quarter.

The Corporation’s net interest income for the third quarter of 2016 was $13.4 million, an increase of $1.4 million or 12 percent when compared to the net interest income of $12.0 million for the third quarter of 2015. The growth was driven by an increased volume of interest earning assets, primarily commercial loans. For the first nine months of 2016, net interest income was $39.6 million, reflecting an increase of $4.0 million or 11 percent compared to $35.5 million for the first nine months of 2015. The Corporation’s net interest margin was 3.88 percent for the first nine months of 2016, a slight increase over the net interest margin of 3.82 percent for the same period in 2015. PeoplesBank continues to have success in growing low cost core deposits, while maintaining reasonable loan yields in a highly competitive pricing environment.

The provision for loan losses for the third quarter of 2016 was $800,000, a $300,000 increase as compared to a provision of $500,000 for the third quarter of 2015. For the nine months ended September 30, 2016, the provision for loan losses was $2.4 million compared to $2.3 million for the nine months ended September 30, 2015. The increased provision for 2016 supported the Corporation’s substantial commercial loan growth and reflected the Corporation’s analysis of the adequacy of its allowance for loan losses. Due to continued collection and successful workout efforts, the Corporation’s nonperforming assets ratio was 0.44 percent as of September 30, 2016, reflecting a favorable year-over-year decrease when compared to a nonperforming asset ratio of 0.77 percent as of September 30, 2015.

Noninterest income, excluding gain on sales of investment securities, for the third quarter of 2016 was $2.6 million, an increase of 16 percent compared to noninterest income of $2.2 million for the third quarter 2015. For the first nine months of 2016, noninterest income, excluding gain on sales of investment securities, was $7.2 million, an increase of 14 percent compared to $6.3 million for the first nine months of 2015. The increase in noninterest income was attributed primarily to increases in wealth management income, service charges on deposit accounts, income from bank owned life insurance and gains from sales of mortgage loans. Gain on sales of investment securities decreased $121,000 during the third quarter of 2016 in comparison to 2015 and decreased $298,000 for the first nine months of 2016 in comparison to 2015.

Noninterest expense was $10.2 million for the third quarter of 2016, an increase of 7 percent as compared to noninterest expense of $9.5 million for the third quarter of 2015. For the first nine months of 2016, noninterest expenses totaled $31.1 million, an increase of 11 percent compared to $28.1 million for the first nine months of 2015. Higher personnel, occupancy, furniture and equipment, marketing, debit card processing and external data processing expenses accounted for the majority of the increase. In addition, the first nine months of 2015 included $474,000 of nonrecurring costs associated with the acquisition of Madison Bancorp, Inc.

“We are pleased with the Corporation’s continued strong financial performance in 2016.  Our core business lines have shown tremendous growth, with our loan portfolio increasing by $84.6 million, our deposit portfolio by $127.9 million, and our wealth management assets under management by $50.5 million.  This has had a positive impact on our net interest margin and fee-based income.  Recently released FDIC data also confirms that PeoplesBank posted strong deposit market share gains in its core York County, Pennsylvania market as the Bank successfully attracted a significant number of new clients during the recent market disruption caused by merger activity among our competitors,” said Larry J. Miller, Chairman, President and CEO.

“In the coming weeks, we will continue our expansion into the rapidly-growing Lancaster County, Pennsylvania market with the opening of a new Loan Production Office at 3302 Hempland Road.  This conveniently-located office will house Commercial Relationship Officers and their support staff as they expand existing and establish new relationships with businesses throughout the market. In addition, PeoplesBank has filed appropriate regulatory applications to provide on-site banking services at several Lancaster County retirement communities beginning in late 2016 and early 2017. This unique business niche has allowed PeoplesBank to expand its client base in a low-cost efficient manner.”

Mr. Miller continued, “While we have many positives to report to you, it is also with profound sadness that I share with you news of the recent passing of our dear friend and former member of the Board of Directors, Donald H. Warner.  Don served our Company as a member of the Board of Directors for twenty years until he reached mandatory retirement age in 2010.  His contributions to our Company are far too numerous to list. Everyone who knew Don will miss his wise counsel, cheerful personality, and friendly spirit.  We extend our deepest condolences to his wife, Ruth, their children, and their extended families.”

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the Corporation also offers mortgage banking, wealth management, and real estate settlement services through offices located in York, Cumberland and Lancaster Counties in Pennsylvania, and in Baltimore, Harford and Carroll Counties in Maryland. Additional information can be found on PeoplesBank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s common stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2015 Form 10-K and its 2016 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.

Larry J. Miller, Chairman, President and CEO

717-747-1500

lmiller@peoplesbanknet.com

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Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Interest income	$15,660	$14,117	$45,997	$41,609
Interest expense	2,245	2,095	6,418	6,080
Net interest income	13,415	12,022	39,579	35,529
Provision for loan losses	800	500	2,400	2,300
Noninterest income	2,570	2,342	7,401	6,833
Noninterest expense	10,222	9,510	31,093	28,067
Income before income taxes	4,963	4,354	13,487	11,995
Provision for income taxes	1,560	1,343	4,227	3,630
Net income	3,403	3,011	9,260	8,365
Preferred stock dividends	0	30	16	90
Net income available to common shareholders	$3,403	$2,981	$9,244	$8,275
Basic earnings per common share	$0.41	$0.46	$1.10	$1.28
Diluted earnings per common share	$0.40	$0.45	$1.09	$1.27

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	September 30,	December 31,	September 30,
	2016	2015	2015
Cash and short term investments	$46,135	$57,485	$72,033
Investment securities	204,899	218,498	215,706
Loans	1,211,160	1,123,775	1,056,257
Allowance for loan losses	(14,225)	(12,704)	(12,380)
Net loans	1,196,935	1,111,071	1,043,877
Premises and equipment, net	24,616	24,606	22,812
Goodwill	2,301	2,301	2,421
Other assets	48,095	42,373	40,227
Total assets	$1,522,981	$1,456,334	$1,397,076

Deposits	$1,222,095	$1,094,149	$1,094,643
Borrowed funds	136,371	194,820	167,664
Other liabilities	9,198	8,224	9,325
Shareholders' equity	155,317	159,141	125,444
Total liabilities and shareholders' equity	$1,522,981	$1,456,334	$1,397,076

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

Quarterly					Year-to-Date
2016	2016	2016	2015	2015	September 30,
3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2016	2015

Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income available to common shareholders	$3,403	$3,040	$2,801	$2,740	$2,981	$9,244	$8,275
Basic earnings per common share	$0.41	$0.36	$0.33	$0.40	$0.46	$1.10	$1.28
Diluted earnings per common share	$0.40	$0.36	$0.33	$0.40	$0.45	$1.09	$1.27
Cash dividends paid per common share	$0.124	$0.124	$0.124	$0.118	$0.118	$0.372	$0.344
Tangible book value per common share	$18.25	$18.00	$17.66	$17.33	$17.09	$18.25	$17.09
Book value per common share	$18.53	$18.28	$17.94	$17.61	$17.47	$18.53	$17.47
Average common shares outstanding	8,378	8,365	8,358	6,825	6,491	8,367	6,464
Average diluted common shares outstanding	8,448	8,433	8,425	6,891	6,554	8,435	6,537

Performance Ratios (%)
Return on average assets (2)	0.89	0.84	0.79	0.78	0.87	0.84	0.83
Return on average equity (2)	8.79	8.01	7.22	8.38	9.68	8.00	9.15
Return on average realized equity (2)(3)	8.95	8.13	7.31	8.52	9.85	8.13	9.35
Net interest margin (4)	3.75	3.95	3.95	3.71	3.71	3.88	3.82
Efficiency ratio (5)	62.44	64.89	67.33	62.90	65.00	64.84	65.19
Net overhead ratio (2)(7)	2.00	2.19	2.33	2.02	2.10	2.17	2.16

Asset Quality Ratios (%)
Net loan charge-offs to average loans (2)	0.05	0.11	0.15	0.32	0.03	0.10	0.14
Allowance for loan losses to total loans (6)	1.18	1.16	1.14	1.13	1.17	1.18	1.17
Nonperforming assets to total loans
and foreclosed real estate	0.44	0.46	0.56	0.59	0.77	0.44	0.77

Capital Ratios (%)
Average equity to average assets	10.12	10.45	11.00	9.35	8.98	10.51	9.08
Tier 1 leverage capital ratio	10.53	10.89	10.99	11.73	9.45	10.53	9.45
Common equity Tier 1 capital ratio	12.18	12.38	12.55	12.56	10.11	12.18	10.11
Tier 1 risk-based capital ratio	12.99	13.22	13.42	14.49	12.15	12.99	12.15
Total risk-based capital ratio	14.14	14.35	14.55	15.60	13.31	14.14	13.31

(1) per share amounts and shares outstanding were adjusted for common stock dividends

(2) annualized for the quarterly periods presented

(3) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(4) net interest income (tax-equivalent) as a percentage of average interest earning assets

(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(6) excludes loans held for sale

(7) noninterest expense less noninterest income as a percentage of average assets